UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2006

Innovative Food holdings, Inc.
(Exact name of registrant as specified in its charter)

Florida	0-9376	20-1167761
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1923 Trade Center Way, Naples, Florida	34109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 596-0204

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At a meeting of our board of directors held on April 12, 2007, the board ratified and confirmed the increase in the salary of Mr. Sam Klepfish, our Interim President, previously granted on November 20, 2006, and clarified that it was effective as of November 1, 2006. The monthly increase is in the amount of $4,900 of which $400 is to be paid in cash and the balance of $4,500 is to accrue on our books (and may be evidenced by a series of promissory notes) until such time as Mr. Klepfish requests payment of such accrued salary and one of the following has occurred: (i) we feel that we have sufficient cash flow to cover the expense, (ii) a change in control, or (iii) we raise at least $1 million of debt or equity financing. Until such accrued salary is paid, Mr. Klepfish may, from time to time, convert all or any amount of such accrued salary into our common stock at a rate of $0.005 per share.

The board of directors also approved the issuance of 10 million stock options to each of its members, representing 5 million options for services rendered in 2006, for which no compensation had previously been awarded, and the balance as compensation for 2007. The options issued for 2006 are vested immediately upon issuance and the options for 2007 shall not vest until December 1, 2007. Each of the options shall be exercisable into common stock for five years from the date of vesting at an exercise price of $0.05 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE FOOD HOLDINGS, INC.

Dated: April 18, 2007
By: /s/ Sam Klepfish Sam Klepfish, Interim President